     As filed with the Securities and Exchange Commission on June 26, 1995.
                                                  Registration No. 33-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ______________________

                          SOUTHERN MINERAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEVADA                                             36-2068676
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                          17001 NORTHCHASE, SUITE 690
                           HOUSTON, TEXAS 77060-2138
                                 (713) 872-7621
              (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                                STEVEN H. MIKEL
                          17001 NORTHCHASE, SUITE 690
                           HOUSTON, TEXAS 77060-2138
                                 (713) 872-7621
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                With copies to:

                               T. WILLIAM PORTER
                                OR NORA J. DOBIN
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, SUITE 3500
                           HOUSTON, TEXAS 77002-2764
                                 (713) 226-0600
                             ______________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                              ____________________

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

                                             CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
   TITLE OF EACH CLASS OF                       AMOUNT TO       OFFERING PRICE          AGGREGATE        REGISTRATION
 SECURITIES TO BE REGISTERED                  BE REGISTERED        PER UNIT         OFFERING PRICE(1)       FEE(1)
- ------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                 3,062,797 shares       $.9375              $2,871,372           $990
========================================================================================================================

(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the last sale price for the Common Stock on the NASDAQ SmallCap Market on June 21, 1995, $.9375 per share.
                              ____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.    *
*  A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED   *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY     *
*  NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE    *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS PROSPECTUS SHALL NOT   *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


PROSPECTUS         SUBJECT TO COMPLETION, DATED JUNE 26, 1995

                               3,062,797 SHARES

                         SOUTHERN MINERAL CORPORATION

                                 COMMON STOCK

                               ________________

     The shares of common stock offered hereby are shares of common stock, par value $.01 per share ("Common Stock"), of Southern Mineral Corporation, a Nevada corporation (the "Company"), owned by certain stockholders of the Company. See "Selling Stockholders" and "Description of Securities." The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

     The Company's Common Stock trades on the NASDAQ SmallCap Market under the symbol "SMIN." On June 21, 1995, the reported closing sale price of the Common Stock on the NASDAQ SmallCap Market was $.9375 per share.

     The Common Stock may be offered and sold from time to time by Selling Stockholders through brokers or dealers or directly to one or more purchasers in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The Selling Stockholders and brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. Although each Selling Stockholder may sell all or a portion of the shares of Common Stock offered hereby, no Selling Stockholder is required to make any such sale. Selling Stockholders who are affiliates of the Company have advised the Company that they do not presently intend to sell the shares of Common Stock offered hereby, but that such intentions are subject to change at any time for any reason. Such Selling Stockholders have agreed with the Company that they will not sell the shares of Common Stock offered hereby before expiration of the Company's pending odd-lot tender offer, currently scheduled to expire on August 31, 1995. See "Plan of Distribution" for further information concerning the plan of distribution of the Common Stock.

     The expenses of this offering, estimated at $32,500, will be paid by the Company.

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "CERTAIN RISKS."

                               ________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
          OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ________________




                 THE DATE OF THIS PROSPECTUS IS JUNE  , 1995.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the Exhibits thereto. The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     The Company provides its security holders an annual report containing audited financial statements for the fiscal year covered thereby. Such report usually is provided within 120 days after the end of the Company's most recent fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's (i) annual report on Form 10-K for the fiscal year ended December 31, 1994, (ii) quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 1995, (iii) current report on Form 8-K dated January 5, 1995,
(iv) current report on Form 8-K dated March 2, 1995, (v) current report on Form 8-K dated April 6, 1995, as amended by Amendment No. 1 on Form 8-K/A dated April 6, 1995, and (vi) current report on Form 8-K dated June 9, 1995, are hereby incorporated herein by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus, in any supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report on Form 10-K or Form 10-KSB, as the case may be, will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Southern Mineral Corporation, 17001 Northchase, Suite 690, Houston, Texas 77060, Attention: Corporate Secretary, telephone number
(713) 872-7621.

                                  THE COMPANY

     Southern Mineral Corporation, a Nevada corporation (the "Company"), was organized in 1937 and acquires, explores for, develops and produces oil and natural gas. Its production primarily is in Arkansas, Oklahoma, Texas and other Gulf Coast States, and the Gulf of Mexico. The Company currently does not operate any of its production, but participates as a working interest owner in wells drilled and operated by third parties. The Company's executive offices are located at 17001 Northchase, Suite 690, Houston, Texas 77060, telephone number (713) 872-7621.

                                 CERTAIN RISKS

     Prospective purchasers should carefully consider the following factors.

OPERATING LOSSES

     The Company has incurred losses from operations of $1,312,000, $1,531,000, $881,000 and $3,691,000 for each of its fiscal years ended December 31, 1991, 1992, 1993 and 1994, respectively. No assurance can be made that the Company will operate profitably in the future. The likelihood of the Company's future profitability must be considered in light of the business and operating risks, expenses, difficulties, and delays frequently encountered in connection with the oil and gas acquisition, exploration, development and production business in which the Company is engaged. The financial statements incorporated by reference herein do not include any adjustments that may result from these uncertainties.

REPLACEMENT OF RESERVES

     The Company must continually acquire, explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful reserve acquisitions or drilling operations, the Company's assets, properties and revenues will continue to decline.

ACQUISITION RISKS

     Although the Company is actively engaged in evaluating and negotiating reserve acquisition opportunities, there can be no assurance that the Company will be successful in acquiring any additional material property interests. The rate at which the Company is able to sustain any future growth may be limited to the extent that it requires and is unable to obtain suitable financing or timely expand its existing staff and operating capabilities. The business of purchasing producing oil and gas properties is an inherently speculative activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments which are speculative. If the Company over-estimates the potential oil and gas reserves of a property to be acquired or if subsequent operations on the property are unsuccessful, then acquisition of the property could result in substantial losses to the Company.

UNCERTAINTY OF RESERVE ESTIMATES

     The Company's property acquisition activities are based in part on available geological, geophysical, production and engineering data, the extent, quality and reliability of which varies. Oil and gas reserve estimates and the discounted present value estimates associated therewith are based on numerous engineering, geological and operational assumptions that generally are derived from limited data. Common assumptions include such matters as the areal extent and average thickness of a particular reservoir, the average porosity and permeability of the reservoir, the anticipated future production from existing and future wells, future development and production costs, and the ultimate hydrocarbon recovery percentage. In addition, estimates of future net revenue and the present value thereof typically are based on recent period-ended prices. As a result, oil and gas reserve estimates and the discounted present value estimates associated therewith frequently are revised in subsequent periods to reflect actual prices and production data obtained after the date of the original estimate. Actual oil and gas production may vary considerably from anticipated results. If reserve estimates are inaccurate, production rates may decline more rapidly than anticipated and future production revenues may be less than anticipated. Moreover, significant downward revision of reserve estimates may adversely affect the Company's borrowing power or have an adverse impact on other financing arrangements. Further, if the estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserve base, and/or declines in oil and gas prices occur, then writedowns in the capitalized costs associated with the Company's oil and gas assets may be required.

NEED FOR ADDITIONAL CAPITAL

     The oil and gas industry is capital intensive. The Company's ability to expand its reserve base is dependent upon the availability of internally generated cash flow and financing alternatives. Such financing may consist of bank or other commercial debt, forward sales of production, equity or debt securities or any combination thereof. Although the Company currently has no bank debt or line of credit, it is negotiating a $1,500,000 revolving credit facility with a commercial bank to be secured by substantially all of the Company's oil and gas assets and used primarily for property acquisitions. There can be no assurance that the Company will be successful in obtaining additional financing if and when required. Any substantial alteration or increase in the Company's capitalization through the issuance of debt or equity securities or otherwise may significantly increase the leverage and decrease the financial flexibility of the Company. Due to uncertainties respecting the availability of suitable properties, purchase terms, and other matters associated with any purchase of such properties, the Company is unable to estimate the amount of any financing that it may need to acquire and develop additional properties. If the Company is unable to obtain such financing if and when needed, it will be forced to curtail its contemplated property acquisition and development activities, and to finance its business activities with only such internally generated funds as may then be available.

EXPLORATORY DRILLING ACTIVITIES

     Exploratory drilling involves a high degree of financial and operating risk, including the risk that no commercially productive natural gas and oil reservoirs will be encountered. The cost of drilling, completing and operating exploratory and development wells often is uncertain. Drilling operations may be curtailed, delayed or canceled as a result of many factors, including unexpected formations and drilling conditions, pressure or mechanical irregularities in formations, equipment failures or accidents, as well as title problems, weather conditions, compliance with governmental requirements, shortages or delays in the delivery of equipment, and financial instability of well operators, major working interest owners and well servicing companies.
The Company plans to remain a non-operator of wells in which it has or acquires an interest. The Company is dependent upon the operator of such wells to properly conduct leasing, drilling and completion activities. The operator's failure to properly perform could adversely affect the Company. The Company's decision to participate in the drilling of exploratory wells and, ultimately, the success of the Company's participation depends largely on the results of seismic survey data and other geological and geophysical data. The acquisition and interpretation of such data involves subjective professional judgment. Therefore, reliance of such data and interpretations poses the risk that a decision to participate in the drilling of a well may be founded on incorrect data, erroneous interpretations of data, or both.

PRICE VOLATILITY

     The revenues generated by the Company are highly dependent upon the prices of oil and gas. Market conditions make it difficult to estimate future prices of oil and natural gas. In the past, the Company's average annual sales price for oil and natural gas has been erratic, and it is likely that oil and gas prices will continue to fluctuate in the future. Various factors beyond the Company's control affect prices of oil and natural gas, including worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries (OPEC) to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls.

MARKETING RISKS

     The availability of a ready market for the Company's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed. The Company's business will always be subject to these types of risks.

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to all of the risks incident to exploration for and production of oil and gas, including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. The Company's insurance may not fully cover certain of these risks and the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's financial position.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS

     Exploring for, producing and selling oil and gas are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, the clean-up of well sites, and various other matters, including taxes. Laws and regulations protecting the environment are stringent and may in certain circumstances impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of operations or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. An increase in federal, state or local production or property taxes, the modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on the Company's operations.

COMPETITION

     The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities.
In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company can compete effectively with these larger entities.

DEPENDENCE ON KEY PERSONNEL

     The loss of the services of any of the Company's officers may adversely affect the Company's business. The Company's success will be particularly dependent upon the efforts and active participation of Steven H. Mikel, the President and Chief Executive Officer of the Company.

DIVIDENDS

     The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company's future financing arrangements may restrict the payment of such dividends. See "Description of Securities."

CONCENTRATION OF OWNERSHIP

     The Company's directors and officers currently beneficially own on a fully-diluted basis approximately 46% of the Company's outstanding Common Stock. Accordingly, if these stockholders voted together, they could control or significantly influence the election of the Company's directors and other matters requiring action by its stockholders.

NEVADA TAKEOVER STATUTE

     Provisions of Nevada law requiring disinterested director or stockholder approval of certain business combinations between the Company and holders of 10% or more of its voting securities could have the effect of delaying, deferring, or preventing a change in control of the Company, and make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Securities."

LIMITATION OF MANAGEMENT LIABILITY

     As permitted by Nevada law, the Company's Amended and Restated Articles of Incorporation allow the Company and its stockholders only equitable remedies for most breaches of fiduciary duty by its directors and officers. Elimination of monetary damages as a remedy may discourage litigation against the Company's directors and officers for such breaches. In addition, equitable remedies may be ineffective in situations where the only remedy is to enjoin an act or omission which already has occurred, possibly leaving the Company and its stockholders with no effective remedy against the subject directors or officers. See "Description of Securities."

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the Selling
Stockholders:

                                                                       SHARES          SHARES TO         SHARES TO
                       NAME AND ADDRESS                               OWNED(1)         BE SOLD(1)        BE OWNED
- ---------------------------------------------------------------       ---------        ----------        ---------
Venucot, Inc.(2)  . . . . . . . . . . . . . . . . . . . . . . .        546,561          546,561            None
B. Travis Basham(3).  . . . . . . . . . . . . . . . . . . . . .         62,246           62,246            None
  16414 San Pedro, Suite 340
  San Antonio, Texas  78232

Michmatt, Inc.(2) . . . . . . . . . . . . . . . . . . . . . . .        546,561          546,561            None
Thomas R. Fuller(3) . . . . . . . . . . . . . . . . . . . . . .         62,246           62,246            None
  1111 Fannin, Suite 680
  Houston, Texas  77002

DHW Energy, Inc.(2) . . . . . . . . . . . . . . . . . . . . . .        546,561          546,561            None
Donald H. Wiese, Jr.(3) . . . . . . . . . . . . . . . . . . . .         62,246           62,246            None
  1111 Fannin, Suite 680
  Houston, Texas  77002

Kona, Inc.(2) . . . . . . . . . . . . . . . . . . . . . . . . .        546,561          546,561            None
Spencer L. Youngblood(3)  . . . . . . . . . . . . . . . . . . .         62,246           62,246            None
  16414 San Pedro, Suite 340
  San Antonio, Texas  78232

L. Todd Gremillion  . . . . . . . . . . . . . . . . . . . . . .         83,691           83,691            None
  1900 Pennzoil Place - South Tower
  711 Louisiana
  Houston, Texas  77002

Steven H. Mikel(4)  . . . . . . . . . . . . . . . . . . . . . .        500,000          500,000            None
  17001 Northchase, Suite 690
  Houston, Texas  77060

Robert R. Hillery(4)  . . . . . . . . . . . . . . . . . . . . .         43,878           43,878            None
  13131 Champions Drive, Suite 206
  Houston, Texas  77069
                                                         TOTALS      3,062,797        3,062,797            None
                                                                     =========        =========

- ---------------

(1) Includes the following shares of Common Stock which may be acquired by the indicated stockholder upon exercise of outstanding options: Venucot, Inc.--69,576, Mr. Basham--7,924, Michmatt, Inc.--69,576, Mr.
     Fuller--7,924, DHW Energy, Inc.--69,576, Mr. Wiese--7,924, Kona, Inc.--69,576, Mr. Youngblood--7,924, and Mr. Gremillion--15,000. These options may be exercised through April 6, 2000 at $1.25 per share. Also includes 450,000 shares of Common Stock which may be purchased by Mr. Mikel through December 28, 2004 and 43,878 shares of Common Stock which may be purchased by Mr. Hillery through April 6, 2000 at $1.00 per share upon exercise of outstanding options. The price and number of shares of Common Stock issuable upon exercise of all these options are subject to adjustment in certain events, including dividends on, and combinations, subdivisions or reclassification of, the Common Stock.

(2) A Texas corporation controlled by the individual identified immediately beneath its name.

(3)  A director of the Company since April 6, 1995.

(4) Mr. Mikel has been President and Chief Executive Officer of the Company since January 1, 1995, and a director of the Company since February 1995. Mr. Hillery has been a director of the Company since May 1993.

     The Selling Stockholders other than Messrs. Mikel and Hillery are referred to as the "DPC Stockholders." The DPC Stockholders acquired the shares of Common Stock offered hereby on April 6, 1995 pursuant to an Exchange Agreement, dated March 2, 1995, between SMC Production Co. (formerly named Diverse Production Co.), a Texas corporation ("DPC"), the DPC Stockholders in their capacity as DPC's shareholders, and the Company (the "Agreement"). Pursuant to the Agreement, the Company acquired all of DPC's outstanding capital stock in consideration for issuing to the DPC Stockholders an aggregate of 2,193,919 shares of Common Stock and options to acquire an additional 325,000 shares of Common Stock at any time before April 7, 2000 at an exercise price of $1.25 per share. As part of the transactions contemplated by the Agreement, the Company agreed to register under the Securities Act the resale of Common Stock acquired by the DPC Stockholders pursuant thereto. In connection therewith, the Company and the DPC Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     DPC's primary asset is its 15% general partner interest in Diverse GP III, a Texas general partnership ("DGP III") which acquires, explores for, develops and produces oil and natural gas. A non-operator, DGP III's principal assets are its working and royalty interests in oil and gas properties located in 11 of the continental United States, primarily in Texas, Louisiana and Oklahoma, and the Gulf of Mexico. DGP III's general partners other than DPC and their respective general partner interest in DGP III are Selling Stockholders Venucot, Inc. (20.659% interest), Michmatt, Inc. (20.367% interest), DHW Energy, Inc. (20.659% interest), Kona, Inc. (20.659% interest), and Mr. Gremillion (2.656% interest).

     The Common Stock offered hereby for the account of Mr. Mikel was issued or is issuable to him in connection with his acceptance of the Company's offer of employment in December 1994. The Company granted Mr. Mikel an option to acquire 450,000 shares of Common Stock at an exercise price of $1.00 on December 28, 1994 and sold him an additional 50,000 shares of Common Stock at $.75 per share on January 3, 1995. The average of the high and low trade prices of a share of Common Stock as reported on the NASDAQ National Market System on December 28, 1994 was $.594; the high price per share so reported on January 3, 1995 was $.75. The shares of Common Stock offered hereby for the account of Mr. Hillery are issuable to him upon his exercise at $1.00 per share of an option granted to him in April 1995 in connection with his efforts in initiating the transactions contemplated by the Exchange Agreement.

                              PLAN OF DISTRIBUTION

     All or part of the Common Stock offered hereby may be sold by the Selling Stockholders from time to time on the NASDAQ SmallCap Market or otherwise at prices current at the time of sale or at prices related to such market prices, either directly or through brokers or to dealers, to the extent that such prices are obtainable and satisfactory to the Selling Stockholders. It is anticipated that any commissions with respect to such sales will not exceed regular brokerage commissions. The Selling Stockholders, and brokers executing selling orders on behalf of the Selling Stockholders and dealers to whom the Selling Stockholders may sell, may be deemed "underwriters" within the meaning of the Securities Act. Any profit represented by the excess of the selling price over the cost of the shares sold in the case of dealers, or any commission received in the case of brokers, may be deemed to be underwriting discounts or commissions under the Securities Act.

     The Selling Stockholders may sell all or part of the Common Stock offered hereby pursuant to Rule 144 under the Securities Act.

     All Selling Stockholders except Mr. Gremillion have advised the Company that they do not presently intend to sell the shares of Common Stock offered hereby, but that such intentions are subject to change at any time for any reason.

     On June 9, 1995, the Company initiated an odd-lot tender offer for shares of its Common Stock held by holders of less than 100 shares as of March 24, 1995 who collectively own less than 1% of outstanding Common Stock. The odd-lot tender offer is scheduled to expire on August 31, 1995. All Selling Stockholders except Mr. Gremillion have agreed with the Company that they will not sell the Common Stock offered hereby during the pendency of such odd-lot tender offer.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company's authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, of which 6,268,340 shares were issued and outstanding as of May 31, 1995. Outstanding shares of Common Stock are, and shares of Common Stock offered hereby when issued and paid for will be, fully paid and nonassessable. Under Nevada law, the Common Stock has no preemptive rights for so long as the Common Stock remains registered under the Exchange Act.

     Holders of Common Stock are entitled to receive dividends, if, as and when declared by the board of directors out of funds legally available therefor, and are entitled on liquidation to share ratably in all assets of the Company remaining after the payment of liabilities. Since 1994, the Company has reinvested any earnings in its business and, accordingly, has not paid any dividends on its Common Stock. Although the Company intends to continue to invest any future earnings in its business, it may determine to pay cash dividends in the future. The Company's ability to declare and pay any such dividends would depend upon, among other things, the earnings and financial condition of the Company, and restrictive provisions of any financing arrangements to which the Company may be subject from time to time.

     Each share of Common Stock has one vote on all matters presented to the stockholders. A majority of issued and outstanding shares of Common Stock entitled to vote and represented at a stockholders meeting in person or by proxy constitutes a quorum for the transaction of business. The affirmative vote of a majority of shares present and entitled to vote at a meeting at which a quorum is present generally will constitute stockholder action. Certain fundamental corporate changes such as amending the articles of incorporation, a merger or a disposition of all of the Company's assets, require the approval of a majority of outstanding shares entitled to vote thereon. Directors are elected by a plurality of votes cast by stockholders entitled to vote therefor. Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the shares present and entitled to vote for directors at a meeting at which a quorum is present may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors.

     American Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for the Common Stock.

CERTAIN PROVISIONS OF CHARTER DOCUMENTS AND NEVADA LAW

     Liability Limitation. As permitted by Section 78.037 of the General Corporation Law of Nevada (the "NGCL"), the Company's Amended and Restated Articles of Incorporation eliminate the liability of its directors and officers to the Company and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of the NGCL. To the extent that this provision limits the remedies of the Company and its stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage the Company's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an act, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the Company and its stockholders would have no effective remedy against directors or officers.

     Indemnification. The Company's Bylaws make mandatory the indemnification permitted by the NGCL and the Company's Amended and Restated Articles of Incorporation. Accordingly, the Company generally must indemnify its directors, officers, employees and agents against liabilities and expenses to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Nevada Takeover Statute. The Company is subject to provisions of the NGCL which generally restrict business combinations between the Company and those of its stockholders who beneficially own 10% or more of the voting power of its outstanding voting shares. The effect of these provisions is to permit friendly, negotiated transactions which are approved in advance by the Board of Directors while restricting a hostile acquiror's flexibility in acquiring the Company. The following discussion of these provisions is qualified in its entirety by reference to Nevada Revised Statutes 78.411 through 78.444 (collectively, the "Takeover Statute"). References to Sections are to sections of the Takeover Statute.

     Combinations covered by the Takeover Statute are identified in Section
78.416 and generally include transactions involving the Company's assets or securities. Section 78.438, subject to certain exceptions, prohibits the Company from engaging in any combination with any interested stockholder for three years after the interested stockholder's date of acquiring shares unless the combination or the purchase of shares made by the interested stockholder on such stockholder's date of acquiring shares is approved by the Board of Directors before that date.

     Further, Section 78.439 prohibits any combination with an interested stockholder following the expiration of three years after his date of acquiring shares unless the combination complies with the Company's articles of incorporation and either (i) the combination or the purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder's date of acquiring shares, or (ii) the combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than three years after the interested stockholder's date of acquiring shares, or (iii) the aggregate value of consideration to be received by the holders of the Common Stock and by the holders of any other class or series of shares satisfies certain standards specified in the Takeover Statute, the consideration to be received by the stockholders is distributed promptly and is in cash or the same form as the interested stockholder used to acquire the largest number of shares previously acquired by such stockholder, and except as specified in the statute, the interested stockholder has not become the beneficial owner of any additional voting shares of the Company after the date of acquiring shares and before the date of consummation of the combination.

     "Interested stockholder" is defined under Section 78.423 as any person (other than the Company or any of its subsidiaries) who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's outstanding voting shares, or any affiliate or associate of the Company who, at any time within three years immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares.

                                    COUNSEL

     The validity of the Common Stock offered hereby has been passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas.

===============================================================================

 No person is authorized to give any information or to make any representation not contained in this Prospectus; any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to any person in any state where such offer would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.




                 TABLE OF CONTENTS

                                              PAGE

 Available Information . . . . . . . . . . . .   2
 Incorporation of Certain Documents by
       Reference . . . . . . . . . . . . . . .   2
 The Company . . . . . . . . . . . . . . . . .   3
 Certain Risks . . . . . . . . . . . . . . . .   3
 Selling Stockholders  . . . . . . . . . . . .   7
 Plan of Distribution  . . . . . . . . . . . .   8
 Description of Securities . . . . . . . . . .   9
 Counsel . . . . . . . . . . . . . . . . . . .  10






               ---------------------

===============================================================================



===============================================================================

                   3,062,797 SHARES




             SOUTHERN MINERAL CORPORATION




                     COMMON STOCK








                  -------------------
                  P R O S P E C T U S
                  -------------------




                     JUNE __, 1995

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Securities and Exchange Commission Registration Fee . . . . . . . . . . . . . . . . .  $   990
         Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20,000
         Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5,000
         Blue Sky and Related Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,000
         Printing Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,500
         Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,010
                                                                                                -------
              Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $32,500(1)
                                                                                                =======


- ---------------
(1)      To be borne 100% by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Ninth of Registrant's Amended and Restated Articles of Incorporation permits, and Article VII of Registrant's Bylaws contains indemnification provisions which make mandatory the indemnification permitted by Section 78.751 of the General Corporation Law of Nevada ("NGCL"). Accordingly, Registrant generally must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. However, with respect to an action or suit brought to obtain a judgment in Registrant's favor, whether by Registrant itself or derivatively by a stockholder, (i) such indemnification is limited to expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, and
(ii) indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Registrant or for amounts paid in settlement to Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         In all cases, the person seeking indemnification must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Registrant's best interests. In the case of criminal actions or proceedings, the person must also have had no reasonable cause to believe his conduct was unlawful. The determination as to whether a person seeking indemnification has met the required standard of conduct must be made by Registrant's stockholders, by a majority vote of a quorum of its disinterested directors, or by independent legal counsel in a written opinion if such a quorum does not exist or if the disinterested directors so direct.

         To the extent that a director, officer, employee or agent of Registrant has been successful on the merits or otherwise in defending any action, suit or proceeding for which indemnification is permissible under the NGCL, or in defending any claim, issue or matter therein, Registrant must, under both the NGCL and its Bylaws, indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. As permitted by the NGCL, Registrant's Bylaws require it to advance expenses which its officers and directors incur in defending any civil or criminal action, suit or proceeding upon receipt of an undertaking by him or on his behalf to repay such amounts if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Registrant.

         The NGCL and Registrant's Bylaws provide that the indemnification and advancement of expenses authorized therein are not exclusive. Accordingly, Registrant could provide for other indemnification of its directors and officers acting in either or both of their official capacities or other capacities while holding office. However, excepting advancement of expenses and court-ordered indemnification explicitly provided for by the NGCL, the NGCL and Registrant's Bylaws prohibit Registrant from indemnifying any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         Consistent with Section 78.752 of the NGCL, Registrant's Bylaws empower it to procure and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or at Registrant's request, of another entity, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, regardless of whether Registrant could indemnify him against such liability. Registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the Registrant, including liabilities under federal and state securities laws.

         As permitted by Section 78.037 of the NGCL, Registrant's Amended and Restated Articles of Incorporation eliminate the liability of its directors and officers to Registrant and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of Section 78.300 of the NGCL. To the extent that this provision limits the remedies of Registrant and its stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage Registrant's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an action, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that Registrant and its stockholders would have no effective remedy against directors or officers.

         The above discussion of the NGCL and Registrant's Amended and Restated Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by the NGCL and such Articles and Bylaws.

ITEM 16.  EXHIBITS.

Exhibit
  No.      Description
- -------    -----------
*5         Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
*23-A      Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).
*23-B      Consent of Grant Thornton LLP.
*23-C      Consent of Arthur Andersen LLP.
*24        Powers of Attorney (included on signature page).

- ---------------
* Filed herewith

ITEM 17. UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howell H. Howard and Steven H. Mikel, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 26, 1995.

                               SOUTHERN MINERAL CORPORATION


                               By:     /s/ Steven H. Mikel
                                  ----------------------------------------------
                                           Steven H. Mikel,
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities and on the 26th day of June 1995.

                     SIGNATURE                                   TITLE


                /s/ Steven H. Mikel                              Director, and
 ------------------------------------------------                President and Chief Executive Officer
                    Steven H. Mikel


                 /s/ John Misitigh                               Vice President, Secretary and Treasurer
 ------------------------------------------------                (principal financial and accounting officer)
                     John Misitigh


               /s/ B. Travis Basham                              Director
 ------------------------------------------------
                   B. Travis Basham


               /s/ Thomas R. Fuller                              Director
 ------------------------------------------------
                   Thomas R. Fuller



                     SIGNATURE                                   TITLE


               /s/ Robert R. Hillery                             Director
 ------------------------------------------------
                   Robert R. Hillery



              /s/ E. Ralph Hines, Jr.                            Director
 ------------------------------------------------
                  E. Ralph Hines, Jr.



               /s/ Howell H. Howard                              Director and Chairman of the Board
 ------------------------------------------------
                   Howell H. Howard



               /s/ James E. Nielson                              Director
 ------------------------------------------------
                   James E. Nielson



             /s/ Donald H. Wiese, Jr.                            Director
 ------------------------------------------------
                 Donald H. Wiese, Jr.



             /s/ Spencer L. Youngblood                           Director
 ------------------------------------------------
                 Spencer L. Youngblood



                               INDEX TO EXHIBITS



Exhibit
  No.
- -------
*5       Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
*23-A    Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).
*23-B    Consent of Grant Thornton LLP.
*23-C    Consent of Arthur Andersen LLP.
*24      Powers of Attorney (included on signature page).

- ---------------
* Filed herewith